Exhibit 3.4

AMENDMENT to the Creation Resolution of the Productive State-Owned Subsidiary of Petróleos Mexicanos, called Pemex Exploration and Production, issued by the Board of Directors of Petróleos Mexicanos, in accordance with the article 62, section I, last paragraph of the Law of Petróleos Mexicanos.

In the margin, a logo that reads: Petróleos Mexicanos.

AMENDMENT to the Creation Resolution of the Productive State-Owned Subsidiary of Petróleos Mexicanos, called Pemex Exploration and Production, issued by the Board of Directors of Petróleos Mexicanos, in accordance with the article 62, section I, last paragraph of the Law of Petróleos Mexicanos.

BACKGROUND

The Board of Directors of Petróleos Mexicanos, exercising the authority granted by the Eighth Transitory Provision, Part A, of the Law of Petróleos Mexicanos, approved in its 888 extraordinary meeting on March 27, 2015, among other resolutions, the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos denominated Pemex Exploration and Production, which was published in the Official Gazette of the Federation on April 28, 2015.

The Board of Directors of Petróleos Mexicanos, in accordance with articles 13, section XXIX of the Law of Petróleos Mexicanos and the First Transitory Provision of the Creation Resolution mentioned in the paragraph above, in its 890 extraordinary meeting on May 22, 2015, approved, among other resolutions, a resolution issuing the Declaration that the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos denominated Pemex Exploration and Production entered into effect, which was published in the Official Gazette of the Federation on May 29, 2015.

Likewise, the Board of Directors of Petróleos Mexicanos, in accordance with articles 13, section XXIX of the Law of Petróleos Mexicanos, 4 of the Organic Statute of Petróleos Mexicanos and 3, section 3, section IV and 14 of the Creation Resolution mentioned, in its 890 extraordinary meeting on May 22, 2015, approved among other resolutions, the appointment of Operative Coordinator of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos denominated Pemex Exploration and Production.

The Board of Directors of Petróleos Mexicanos issues this amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, in accordance with the following, and to this effect the following are adopted:

RESOLUTIONS

FIRST.- Section IV of article 2; as well as sections II, IV and VIII of article 3, of the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, to stay as follows:

“Article 2. …

I. a III. ...

IV. Carry out drilling, completion and repair of wells, as well as the execution and management of integral services of wells interventions, supplying and equipment logistics, in the national territory, in the exclusive economic zone of the country and abroad ;

V. a XIX. ...

Article 3. ...

I. ...

II. Management Committee: the joint body consisting of the Director of Development and Production, the Director of Resources, Reserves and Associations and the Director of Exploration, and shall be presided over by the person who holds the position of Executive Director;

III. ...

IV. Director of Resources, Reserves and Associations: the public official appointed by the Board of Directors of Petróleos Mexicanos, to hold this position in Pemex Exploración y Producción;

V. a VII. ...

VIII. Directors: The Director of Development and Production, the Director of Resources, Reserves and Associations and the Director of Exploration;

IX. a XIV. ...

SECOND.- Due to the change in the name of the Operational Coordination to the Resources, Reserves and Associations Direction, the individual appointed by the Board of Directors of Petróleos Mexicanos, through resolution CA-098/2015, in its 890 extraordinary meeting on May 22, 2015 to perform the position of Operational Coordinator of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, shall hold the position of Director of Resources, Reserves and Associations of the productive state-owned company mentioned.

TRANSITORY PROVISIONS

First.- This amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, shall take effect on the date of its publication in the Official Gazette of the Federation.

Second.- Until the Board of Directors of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, modifies the Organic Statute of said company, the references and functions granted to the Operational Coordinator, shall be understood as attributed to the Director of Resources, Reserves and Associations.

This amendment to the Creation Resolution of the Productive State-Owned Company Subsidiary of Petróleos Mexicanos, called Pemex Exploration and Production, was approved by the Board of Directors of Petróleos Mexicanos, in accordance with article 62, section I, last paragraph, of the Law of Petróleos Mexicanos, in its 901 Extraordinary meeting held on November 13, 2015, through resolution CA-224/2015.

Mexico City, D.F. December 22, 2015.- Deputy Legal Director of Regional Operation and Acting General Counsel of Petróleos Mexicanos, in accordance with Resolution DG/201506317/2015, Fermín Fernández Guerra Espinal.- Signature.